The Mexico Fund, Inc.

Monthly Summary Report
July 2014

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

July 31, 2014

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier
Total Net Assets1 (million US$)	$411.11	$424.28	$406.97
NAV per share	$27.44	$28.38	$29.93
Closing price NYSE2	$28.25	$28.28	$30.00
% Premium (Discount)	2.95%	(0.35%)	0.23%
Shares traded per month2 (composite figures)	971,408	758,797	983,513
Outstanding shares3	14,981,980	14,949,398	13,597,746
Shares on Short Interest Position2	25,827	16,434	69,640

Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year
Market price	2.41%	10.45%	7.86%	4.93%
NAV per share	-0.84%	6.07%	7.72%	2.20%
Bolsa IPC Index	0.78%	6.93%	8.95%	5.25%
MSCI Mexico Index	1.48%	7.80%	9.80%	6.49%

	2 Years	3 Years	5 Years	10 Years
Market price	36.82%	44.17%	148.21%	364.84%
NAV per share	22.05%	25.16%	108.98%	315.05%
Bolsa IPC Index	12.10%	13.42%	75.38%	348.21%
MSCI Mexico Index	14.19%	17.76%	80.70%	314.10%

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier
Bolsa IPC Index5	43,817.69	42,737.17	40,837.88
Daily avg. of million shares traded	263.6	302.5	314.4
Valuation Ratios6: P/E	20.79	21.58	19.21
P/BV	2.85	2.85	2.90
EV/EBITDA	10.67	10.63	9.64
Market capitalization (billion US$)	$571.62	$556.83	$571.20

     1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website at www.themexicofund.com.

 2 Source: NYSE Euronext. Short interest position as of first fortnight of every month.

 3 During July 2014, the Fund issued 2,897 shares under its Equity Shelf Program and 29,685 shares under its Dividend Reinvestment and Stock Purchase Plan.

 4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Performance figures take into account the reinvestment of distributions.

 5 Source: Mexican Stock Exchange

 6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings before Interests, Taxes, Depreciation and Amortization.

IV. The Mexican Economy
	End of Month	One Month Earlier	One Year Earlier
Treasury Bills7
One month	2.83%	3.02%	3.85%
Six months	2.99%	3.17%	3.98%
One year	3.03%	3.10%	4.00%
Long-term Bonds
Three years	4.42%	4.57%	4.69%
Five years	4.53%	4.57%	N.A.
Ten years	5.69%	N.A.	N.A.
20 years	6.40%	6.53%	6.62%
30 years	N.A.	6.65%	6.75%
Currency Market8
Exchange Rate (Ps/US$)	Ps. 13.2166	Ps. 12.9683	Ps. 12.7320

	Month	Year to Date	Last 12 Months
Inflation Rates on Previous Month
Consumer Price Index9 (CPI)	0.17%	1.09%	3.75%

V. Economic Comments

According to results of the monthly poll conducted during July 2014 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 2.6% during 2014 and 3.9% during 2015. The inflation rate is estimated by analysts to be 3.8% for 2014 and 3.5% for 2015. The exchange rate of the peso against the dollar is expected to end 2014 at Ps. 12.95 and at Ps. 12.89 towards the end of 2015, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 3.0% and 3.5% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.

8 Sources: Bloomberg and Banco de México

9 Source: Banco de México

VI. Portfolio of Investments As of July 31, 2014 (Unaudited)

Shares			Percent of
Held	COMMON STOCK - 97.50%	Value	Net Assets
	Airports
485,000	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$6,034,336	1.47%
1,500,000	Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. Series B	5,940,257	1.44
		11,974,593	2.91
	Beverages
1,500,000	Arca Continental, S.A.B. de C.V.	10,585,552	2.58
3,860,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	36,317,283	8.83
		46,902,835	11.41
	Building Materials
29,217,000	Cemex, S.A.B. de C.V. Series CPO	36,652,230	8.92

	Chemical Products
4,800,000	Alpek, S.A.B. de C.V. Series A	8,719,943	2.12
3,970,000	Mexichem, S.A.B. de C.V.	15,890,093	3.87
		24,610,036	5.99
	Construction and Infrastructure
708,000	Promotora y Operadora de Infraestructura, S.A.B. de C.V.	9,549,209	2.32

	Consumer Products
5,700,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	14,495,180	3.53

	Energy
1,240,000	Infraestructura Energética Nova, S.A.B de C.V.	6,999,077	1.70

	Financial Groups
945,000	Banregio Grupo Financiero, S.A.B. de C.V. Series O	5,360,429	1.30
3,690,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	24,530,015	5.97
5,000,000	Grupo Financiero Santander Mexicano, S.A.B de C.V. Series B	13,274,972	3.23
		43,165,416	10.50
	Food
1,071,000	Gruma, S.A.B. de C.V. Series B	11,724,065	2.85
3,000,000	Grupo Bimbo, S.A.B. de C.V. Series A	9,217,953	2.24
4,000,000	Grupo Lala, S.A.B. de C.V. Series B	10,208,374	2.49
		31,150,392	7.58
	Holding Companies
7,250,000	Alfa, S.A.B. de C.V. Series A	19,819,205	4.82
790,000	Grupo Carso, S.A.B. de C.V. Series A1	4,467,458	1.09
		24,286,663	5.91
	Mining
9,000,000	Grupo México, S.A.B. de C.V. Series B	31,984,777	7.78

	Restaurants
3,250,000	Alsea, S.A.B. de C.V.	11,063,171	2.69

Shares			Percent of
Held	COMMON STOCK	Value	Net Assets
	Retail
1,100,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	12,247,931	2.98
7,745,000	Wal-Mart de México, S.A.B. de C.V. Series V	19,220,980	4.67
		31,468,911	7.65
	Steel
305,000	Ternium, S.A.	8,112,964	1.97

	Telecommunications Services
58,000,000	América Móvil, S.A.B. de C.V. Series L	68,415,478	16.64

	Total Common Stock	$400,830,932	97.50%

	SHORT-TERM SECURITIES – 2.51%
Principal Amount
	Repurchase Agreements
$7,588,147	BBVA Bancomer, S.A., 2.90%, dated 07/31/14, due 08/01/14 repurchase price $7,588,758 collateralized by Bonos del Gobierno Federal.	7,588,147	1.85%
	Time Deposits
$2,710,022	Comerica Bank, 0.03%, dated 07/31/14, due 08/01/14	2,710,022	0.66
	Total Short-Term Securities	10,298,169	2.51
	Total Investments	411,129,101	100.01
	Liabilities in Excess of Other Assets	(19,160)	(0.01)
	Net Assets Equivalent to $27.44 per share on 14,981,980 shares of capital stock outstanding.	$411,109,941	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)